Exhibit A4

PURCHASE INSTALLMENT NOTE,

PLEDGE AND SECURITY AGREEMENT

$14,249,673.08	October 30, 2020

THIS PURCHASE INSTALLMENT NOTE, PLEDGE AND SECURITY AGREEMENT (“Agreement”) is made by Peak Trust Company, as trustee of the STEWART WEST INDIES TRUST, a trust domiciled in and administered under the laws of the State of Alaska (“Borrower”) in favor of Peak Trust Company, as trustee of the STEWART R. HOREJSI TRUST NO. 2, a trust domiciled in and administered under the laws of the State of Alaska (the “Trust”), or the bona fide holder hereof (the Trust or such holder being referred to herein as the “Holder”).

RECITALS

A.         Borrower has agreed to purchase and the Trust has agreed to sell 2,411,987 common shares of Boulder Growth & Income Fund, Inc. (the “BIF Shares”) at $6.56 per share for an aggregate purchase price of $15,832,970.08 (the “Purchase Price”).

B.         The Trust has agreed to finance ninety percent (90%) of the Purchase Price on the terms and conditions as set forth herein.

C.          Borrower has agreed to make a cash down payment of ten percent (10%) of the total Purchase Price equal to $1,583,197.00 leaving the balance of $14,249,673.08 to be financed hereunder.

D.          Borrower has agreed to pledge the BIF Shares as security for the prompt repayment of the amounts borrowed hereunder and the performance of Borrower’s obligations herein.

COVENANTS

1.          Loan Amount and Promise to Pay. This Agreement shall constitute a promissory note (the “Note”) whereby, FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder, the principal amount of FOURTEEN MILLION TWO HUNDRED FORTY-NINE THOUSAND SIX HUNDRED SEVENTY-THREE AND 08/00 ($14,249,673.08), together with interest thereon, in accordance with the terms provided herein (the “Loan Amount”).

2.          Interest. Unpaid principal under this Note shall bear interest at the annual rate of 1.12% from November 1, 2020. Interest on the outstanding principal shall be calculated based on a 365-day year and shall accrue daily until payment in full of the outstanding principal, together with all accrued and unpaid interest and any other amounts that may become due hereunder.

3.          Payment of the Amount. The Loan Amount shall be fully amortized over a period of thirty (30) years and paid in thirty (30) consecutive annual installments of $561,877.88, with the first payment due on November 1, 2021, and the same amount on November 1 of each calendar year thereafter, until the earlier of November 1, 2050, or acceleration as provided herein when the entire unpaid principal amount, together with all accrued and unpaid interest, shall be due and payable. A loan amortization schedule is attached hereto as Exhibit A. If any payment becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the State of Alaska are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day.

4.         Application of Payments. All payments received hereunder shall be applied first to the payment of late charges, if any, second to the payment of any accrued and unpaid interest and thereafter to the outstanding Principal.

5.          Payment Method. All payments hereunder shall be made in such coin or currency which at the time of payment is the legal tender for public and private debts in the United States of America. Checks will constitute payment only when cleared and monies are received.

6.          Prepayment. Borrower may, at any time, prepay all or any part of the outstanding principal of the Note without penalty or premium.

7.          Pledge of Securities and Grant of Security Interest.

a.            As security for the payment and performance of any and all amounts due under this Note, and the performance of all other obligations and covenants of the Borrower hereunder, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by the Borrower, the Borrower pledges to Holder and grants Holder a continuing security interest in and general lien upon and right of set-off against, all right, title and interests of the Borrower in and to all of the Borrower’s equity, rights, voting and ownership interests in BIF Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing.

b.            The trustee of Borrower shall cause its books to reflect the Borrower’s pledge of the BIF Shares.

c.            So long as no Event of Default shall have occurred or fail to be timely cured, Borrower shall be entitled to all dividends paid with respect to the BIF Shares and exercise all voting, management and other consensual rights pertaining to the BIF Shares.

d.            Borrower shall execute and deliver such documents, and take or cause to be taken such actions, as Holder may reasonably request to perfect or continue the perfection of Holder’s security interest in the BIF Shares.

8.          Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (“Event of Default”):

a.            Borrower fails to pay any amount required by this Note when due and payable;

b.            Borrower breaches any other obligation hereunder and such obligation continues for a period of thirty (30) days after Holder gives notice of such breach to Borrower;

c.            Borrower commences (by petition, application, or otherwise) a voluntary case or other proceeding under the laws of any jurisdiction seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, self-trusteeship, receiver, custodian, or other similar official of it or any substantial part of its property, or consents (by answer or failure to answer or otherwise) to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes an assignment for the benefit of creditors, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or takes any action to authorize any of the foregoing; or

d.            An involuntary case or other proceeding is commenced under the laws of any jurisdiction against Borrower seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, custodian, or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) days or more, or a trustee, receiver, custodian, or other similar official is appointed in such involuntary case.

9.          Remedies. In addition to remedies of a secured party in accordance with the Uniform Commercial Code of Alaska, upon the occurrence of any Event of Default, (i) the outstanding Loan Amount that is due and payable to Holder hereunder shall, at the option of Holder, become and be immediately due and payable without any further demand, presentment, protest, or notice of any kind, all of which are hereby expressly waived by Borrower and shall thereafter bear a default interest rate of eighteen percent (18%) per annum; or (ii) upon an Event of Default pursuant to Section 8(a), Holder may assess a late charge of five percent (5%) of the amount of any payment due hereunder which is received more than ten (10) days after the date due; or (iii) with respect to the BIF Shares, Holder may, at its election do any one or more of the following:

a.            Cause all or any portion of the BIF Shares to be sold to satisfy any delinquent amount due; or

b.            Cause Borrower to execute a power of attorney appointing Holder as Borrower’s attorney-in-fact and proxy, with full authority in the place and stead of Borrower, and in the name of Borrower, for the purpose of exercising management, voting or other controlling powers of Borrower in the BIF Shares; or

c.            Effect the transfer of a sufficient number of the BIF Shares into the name of Holder to satisfy any delinquent amount due.

Upon an Event of Default, Holder may, at its option, without demand or notice to Borrower, recover from Borrower all costs and expenses, including without limitation, reasonable attorneys' fees, incurred or paid by Holder in exercising any right, power or remedy provided hereunder. Further, if Borrower fails to pay any amount required to be paid by this Note when due, and the same is placed in the hands of an attorney for collection, whether suit is filed hereon, or if proceedings are had in probate, bankruptcy, receivership, reorganization or other legal proceedings for the collection hereof, Borrower agrees to pay Holder a reasonable amount of attorney’s fees incurred by Holder. The rights, powers and remedies provided herein are cumulative and may be exercised singly or concurrently and are not exclusive of any right, power or remedy provided by law or in equity.

10.       Waivers and Amendments. Borrower and all persons or entities at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive all notices, demands for payment, presentment for payment, notice of dishonor, notice of protest, protest and diligence in collection as to this Note. Borrower agrees that Holder may enforce its rights hereunder without judicial process or judicial hearing. Borrower further agrees that any modification or extension of this note or the terms of payment of this Note made by Holder shall not diminish or impair Borrower’s liability for the payment hereunder and that none of the terms or provisions hereof may be waived, altered, modified or amended except as Holder may consent thereto in writing. No failure or delay on the part of Holder in exercising any right, power or remedy hereunder may be, or may be deemed to be, a waiver thereof, nor may any single or partial exercise of any right, power or remedy preclude any other or further exercises of any other right, power or remedy. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

11.        Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects (a) when hand delivered, (b) when sent by facsimile transmission with written confirmation thereof, or (c) three (3) business days after being deposited in the U.S. mail, sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other address or facsimile numbers as such party may specify in writing to the other party:

IF TO HOLDER:

Stewart R. Horejsi Trust No. 2

c/o Peak Trust Company-AK, Trustee

3000 A Street, Suite 200

Anchorage, AK 99503

Facsimile: 907-258-1649

With copy to:

Lee Legleiter

2121 East Crawford Place

Salina, KS 67401

Facsimile: 785-827-2408

IF TO BORROWER:

Stewart West Indies Trust

c/o Peak Trust Company-AK, Trustee

3000 A Street, Suite 200

Anchorage, AK 99503

Facsimile: 907-258-1649

12.       No Assignment; Successors and Assigns. Borrower may not assign, encumber, or transfer in any manner whatsoever any of its rights or obligations under this Note without the prior written consent of Holder, which consent shall be in Holder's sole discretion. Holder's consent to one assignment or other transfer shall not be deemed to be a consent to any subsequent assignment or transfer. All rights of Holder under this Note shall inure to the benefit of its heirs, successors and assigns, and all obligations of Borrower shall bind its successors and assigns.

13.       Severability. If any provision of this Note is held to be illegal, invalid or unenforceable, such provision shall be eliminated solely to the extent that it is illegal, invalid or unenforceable without invalidating the remainder of such provision or the remaining provisions of this Note.

14.        Governing Law. This Note shall be governed and construed in all respects according to the laws of the State of Alaska, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, Borrower has executed this Note effective as the date first set forth above.

STEWART WEST INDIES TRUST, a trust domiciled in and administered under the laws of the State of Alaska

By: PEAK TRUST COMPANY-AK, its Sole Trustee

By:	/s/ Matthew D. Blattmachr

Matthew D. Blattmachr, President

4